Exhibit 23

Consent Of Independent Registered Public Accounting Firm

Directors and Shareholders

SouthState Corporation

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 (Nos. 333-231176, 333-251017, 333-249759, 333-249167, 333-240317, 333-239028, 333-223489, and 333-263173) of SouthState Corporation and subsidiaries of our reports dated February 24, 2023, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2022, and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP (formerly known as Dixon Hughes Goodman LLP)

Atlanta, Georgia

February 24, 2023